EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TIMBERLINE ANNOUNCES EXPLORATION DRILL RESULTS FROM BUTTE HIGHLANDS

Coeur d’Alene, Idaho – September 22, 2010 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced initial drill results from the first phase of its surface exploration drilling at the Butte Highlands Joint Venture Property.

The initial part of Timberline’s seven-hole, 7,000 foot (2,134 meter) surface exploration program was designed to test the upper extension of the known Butte Highlands mineralization in the area of historic drill hole BH88-5, which was drilled by a previous operator and contained an intercept of 10 feet (3 metres) from a depth of 170 feet to 180 feet (52 to 55 metres) grading 0.31 ounces per ton gold (opt Au) (10.6 grams per tonne (g/t)). This phase of the surface drilling program consisted of two holes approximately 120 feet (37 metres) to the southeast of that historic drill intercept.

BHDDH 10-01 was designed to intercept the mineralized horizon approximately 120 feet (37 metres) to the southeast and at the same elevation as the historic intercept.  It penetrated the contact zone but encountered only weakly mineralized diorite where the mineralized horizon was expected.

BHDDH 10-02 was drilled from the same site at a steeper angle and was designed to intercept the mineralized zone 120 feet (37 metres) to the southeast and 130 feet (40 metres) down dip of the historic intercept.  It encountered mineralization in a 10-foot (3-metre) intercept from a depth of 262 feet (80 metres) to 272 feet (83 metres) grading 0.383 opt Au (13.1 g/t), including 4.4 feet (1.3 metres) grading 0.768 opt Au (26.3 g/t).  This intercept extends the mineralized zone identified by the historic intercept by approximately 120 feet (37 metres) downdip to the southeast.

Paul Dircksen, Timberline’s Executive Chairman, said, “The extension of mineralization is both encouraging and important, and will complement our understanding and planning for production at the Butte Highlands Joint Venture Property.  We will incorporate this new data into our future calculations and modeling of the mineralization.”

Timberline is continuing with the second phase of the surface exploration drilling program at Butte Highlands with four additional holes which will test targets outside the known area of mineralization and one additional hole in the eastern extent of the known mineralization.  Drill results will be released when the assay results have been received and evaluated, which is targeted for late October.

Paul Dircksen is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After core logging and cutting the sample intervals in half, the samples were shipped to ALS Chemex Laboratories in Elko, Nevada for preparation.  The prepared pulps were then forwarded by ALS Chemex to their lab in Sparks, Nevada or their lab in Vancouver, BC Canada for analysis.  The samples were analyzed for gold using a standard 30g fire assasy with an AA finish.  Samples returning a gold value in excess of 10 ppm were re-anlayzed using a 30g fire assay with a gravimetric finish.

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in 2011, where the Company is also undertaking additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randal Hardy, CEO
Phone: 208.664.4859